Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this registration statement of Form S-4 of Clinical Data, Inc. of our report dated August 29, 2008, relating to our audit of the financial statements of Adenosine Therapeutics, LLC as of and for the years ended December 31, 2007 and 2006, which is included in the Current Report on Form 8-K/A filed by Clinical Data, Inc. on October 6, 2008. We also consent to the reference of our firm under the caption “Experts” in such registration statement.
/s/ McGladrey & Pullen, LLP
Richmond, Virginia
December 8, 2008